September 20, 2005

ALABAMA POWER COMPANY

ALABAMA PROPERTY COMPANY

GEORGIA POWER COMPANY

PIEDMONT-FORREST CORPORATION

GULF POWER COMPANY

MISSISSIPPI POWER COMPANY

Form U-1 – File No. 70-10055

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The above applicants hereby request that the application or declaration filed in the above referenced file be withdrawn.

Yours very truly,

ALABAMA POWER COMPANY

ALABAMA PROPERTY COMPANY

GEORGIA POWER COMPANY

PIEDMONT-FORREST CORPORATION

GULF POWER COMPANY

MISSISSIPPI POWER COMPANY

/s/Wayne Boston

Wayne Boston

Assistant Secretary